Employment Offer

Dear Mr. Charles W. Davis-

We are pleased to offer you a full-time position with us (this “Offer”). Please see the following details regarding this offer. As used in this Employment Offer, the term “Company” means SweeGen, Inc. Please note that, this offer is also contingent upon successful completion of a background check.

1.Start date: March 1, 2018.

2.Position: President.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

3.Responsibilities:

•Target external and internal competitive landscape, formulae and execute proactive plan

•Formulate and implement revenue growth strategy, identify and lead revenue generation deals and closing, lead collaboration with strategic partners

•Plan and execute potential new product lines, services and/or changes to present product lines and services

•Support capital and capacity expansion

4.Reporting to: CEO and Board of Directors.

5.Compensation:

•Base salary: $350,000/annual. You will be paid semi-monthly. Your compensation will be subject to yearly reviews, with no intra-year increase.

•Bonus: Eligible to receive annual merit-based cash bonus based upon the achievement of pre-established goals set by the Board of Directors, subject to modification or revision by the Board of Directors; targeted at 20-40% of base salary per year.

6.Additional incentive:

•Before formal stock incentive plan is formed: eligible to receive equity awards in the discretion of the Board of Directors in connection with annual performance reviews, the terms of which shall be established by the Board of Directors in its discretion

•After formal stock incentive plan is formed: eligible to participate in the stock incentive plan

7.Benefits:

You will receive the benefits we offer to our employees after your first 3-month period. For details please refer to the Company policies.

8.Confidentiality/Inventions.

The Company considers the protection of its intellectual property, confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a confidentiality agreement which must be signed and returned before your start date.

Your employment with the Company is at-will. You are not hired for any specified term or duration pursuant to a contract of employment, written or oral. You have the right to end your relationship with the Company at any time and for any reason you deem appropriate. Similarly, the Company may terminate the employment with you at its discretion at any time for any reason. No other practice, written or oral policy or statement by anyone can alter the at-will nature of your employment.

If the terms stated in this letter are agreeable to you, please sign below and return this signed letter to us via email, together with email copies of your complete W4, I-9, the signed confidential agreement, and proof of your legal status to work in the U.S before the end of day Feb 28, 2018. Please bring to the Company the originals of these materials and documents (as applicable) on your start date.

We look forward to your contributing to our organization!

Yours truly,

/s/ Steven Chen

Name: Steven Chen

Title: CEO

Date: _________, 2018

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For Offeree:____________________

I understand and agree to the terms of this letter.

Signature: _______________________

Date: ___________________________

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